Exhibit 99.1

PRESS RELEASE

Date: September 1, 2009	Information:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Receives Extension Of Time From Wells Fargo Energy Capital & Announces The Closing Of An Equity Offering

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) announces the Company has received an extension of time until October 1, 2009 from Wells Fargo Energy Capital, Inc. (the “Lender”) to comply with the terms of that letter dated June 30, 2009.  That June 30, 2009 letter previously informed the Company that the Lender made a borrowing base redetermination and waived any failure of the Company to comply with its obligations under the Credit Agreement as a result of such redetermination until September 1, 2009.

In addition, the Company announces the closing of an equity offering in which certain investors (the “Investors”) paid aggregate consideration of approximately $1,788,400 to the Company for 2,104,001 shares of the Company’s common stock [$0.85 per share] and received warrants exercisable into 1,052,000 shares of common stock.  The warrants are exercisable through July 31, 2014, at an exercise price of $0.85 per share.

Calvin Wallen III, President and CEO of the Company, explains, “it is believed that these positive developments are the first steps in moving the Company to the next level.”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana.  Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

This press release includes statements, which may constitute “forward-looking’’ statements, usually containing the words “believe’’, “estimate’’, “project’’, “expect’’, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, the availability of capital for development of mineral projects and other projects, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.